PDI CONTACT:	INVESTOR CONTACT:
Amy Lombardi	Melody Carey
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2571
ALombardi@pdi-inc.com	MCarey@RxIR.com
www.pdi-inc.com

PDI Reports 2010 Second Quarter Financial Results

Management will Host Conference Call Today at 4:30pm ET

Parsippany, N.J., August 4, 2010 – PDI, Inc. (Nasdaq: PDII), a leading provider of promotional outsourced services to established and emerging healthcare companies, today reported financial and operational results for the second quarter ended June 30, 2010. Summary financial and recent operating highlights include:

•	Second quarter revenue more than doubles to $33.5 million, compared to $16.3 million in 2009, as core Sales Services business segment revenue increased 118% to $30.3 million
•	Second quarter operating loss improves 82% to $(0.8) million, compared to $(4.7) million in 2009
•	PDI wins new, $45 million, 18-month contract focused on the women’s health therapeutic category with a global biopharmaceutical company

	2nd Quarter Ended
	June 30,*
$'s in millions except EPS	2010	2009

Revenue, net	$33.5	$16.3

Gross Profit	$8.1	$6.9

Operating Expenses
Compensation expense	5.0	5.8
Other SG&A	3.3	4.0
Facilities realignment	0.6	1.8
Total Operating Expenses	8.9	11.6

Operating Loss	$(0.8)	$(4.7)

Other income, net	-	0.1

Provision for Income Taxes	0.1	0.2

Net Loss	$(0.9)	$(4.8)

Diluted Loss Per Share	$(0.06)	$(0.34)

*Unaudited

PDI Reports 2010 Second Quarter Financial Results

Commenting on today’s announcement, Nancy Lurker, Chief Executive Officer of PDI, Inc., stated, “PDI’s second quarter results reflect another overall quarter-to-quarter improvement in results and are indicative of the successful implementation of ‘PDI Progress,’ the company’s phased transformational, strategic growth plan.   We are now in the ‘Grow’ phase of our plan and our goals are to renew client contracts, win new business, continually improve our reputation as a best-in-class service provider to the healthcare industry and reach profitability. To that end, during the quarter, we announced a significant new business win in the form of an 18-month contract focused in the women’s health therapeutic category which began in mid-June for a new global pharmaceutical client. The contract, under which PDI will provide product promotional support, is anticipated to generate approximately $45 million in revenue, including $17 million in 2010.”

Ms. Lurker continued, “The current market upswing, including a growing trend by pharmaceutical companies to outsource the promotion of products through both rep and non-rep channels, has opened up additional opportunities.  These dynamics, combined with PDI’s keen focus on the expansion of its core, outsourced promotional services business and tight control over expenses, positively impacted results in the second quarter, as evidenced by the significant, 106% expansion in revenues and 82% improvement in operating loss. While we have been successful at lowering costs and leveraging our infrastructure to date, we anticipate making strategic investments to support the growth we anticipate in the future. Our recent decision to exit the market research business currently conducted by TVG Marketing Research & Consulting, by the end of the third quarter, fits with our strategy of focusing on promotional outsourced services to healthcare providers.”

Ms. Lurker further noted, “We were pleased to announce in June, PDI’s addition to the broad-market Russell 3000® Index. Our inclusion is yet another reflection of our successful turnaround and is expected to yield a greater awareness of PDI among the investment community in the coming year.

“In June, we also announced several key Board and personnel decisions at PDI. In particular, Gerald P. Belle was appointed Chairman of the Board, replacing retiring Board Chairman John P. (“Pat”) Dugan. We thank Pat for his 20 years of service to PDI and will continue to seek his advice in the future.  We look forward to working with Jerry in his new capacity as Chairman. Additionally, Frank Arena was appointed Senior Vice President of Commercial Operations, having joined PDI from Novartis Pharmaceuticals Corporation, where he most recently served as vice president and head of sales center of excellence. Frank’s experience will be invaluable, allowing PDI to best integrate its numerous service offerings, including outsourced field sales teams, PDI Voice, its teledetailing service, and complementary promotional delivery channels.”

Financial Overview Second Quarter 2010

Revenue – For the second quarter ended June 30, 2010, revenue totaled $33.5 million compared to $16.3 million for the same period in 2009, an increase of $17.2 million or 106%. Higher revenue in the Sales Services segment was slightly offset by a decrease in the Marketing Services segment.

PDI Reports 2010 Second Quarter Financial Results

➢
Sales Services segment revenue was $30.3 million for the second quarter of 2010 compared to $13.9 million in 2009, an increase of $16.4 million or 118%. This increase was due to new contracts and the expansion of existing contracts, offset, in part, by the expiration or termination of certain sales force contracts since 2009.

➢
Marketing Services segment revenue was $3.2 million for the second quarter of 2010 compared to $3.9 million in 2009, a decrease of $0.7 million or 18%. Lower revenue in both Pharmakon and TVG business units was due to a decrease in the number of projects in effect.

Gross Profit – Gross profit for the second quarter of 2010 was $8.1 million compared to $6.9 million for the same period in 2009, an increase of $1.2 million or 17%. The increase in gross profit was achieved despite the fact that 2009 gross profit benefited by $2.5 million from the reversal of an excess contract loss accrual associated with the termination of a promotional agreement. The increase in gross profit in the second quarter of 2010 was primarily attributable to the increase in revenue.

➢
Sales Services segment gross profit rose to $6.7 million for the second quarter of 2010 from $2.3 million in 2009, an increase of $4.3 million or 187%. This increase was primarily due to the significant improvement in segment revenue, as well as a decrease in lower variable costs in 2010.

➢
Marketing Services segment gross profit decreased to $1.4 million for the second quarter of 2010 from $1.8 million for the same period in 2009.  This decrease was primarily attributable to lower revenue in both Pharmakon and TVG business units and was compounded by the services mix in 2010, as well as the costs associated with the launch of the company’s Contact Center, PDI Voice.

Total Operating Expenses – Total operating expenses for the second quarter of 2010 were $8.9 million compared to $11.6 million for the same period of 2009, a decrease of approximately $2.7 million or 23%. This decrease was due to savings generated from the company’s ongoing cost savings initiatives and a $1.2 million decline in facilities realignment charges for the second quarter of 2010, offset, in part, by investments associated with strengthening existing service offerings.

Operating Loss – The operating loss for the second quarter of 2010 was $(0.8) million compared to $(4.7) million for the same period in 2009.  The operating loss for the second quarter of 2010 improved by approximately $3.9 million, or 82%, from the net effect of the revenue, gross profit and operating expense items discussed above.

Net Loss and Net Loss Per Share – Net loss for the second quarter of 2010 was $(0.9) million, or $(0.06) per share, compared to a net loss of $(4.8) million, or $(0.34) per share, for the same period of 2009. The net loss improved $3.9 million, or 82%, in 2010 compared to 2009. The net loss per share improved $0.28, or 82%, in 2010, compared to 2009.

Liquidity and Cash Flow – Cash and cash equivalents as of June 30, 2010 were $80.9 million which is $8.4 million higher than December 31, 2009.

➢
Net cash provided by operations for the six months ended June 30, 2010, which was aided by enhanced receivables collections and the receipt of $3.3 million of income tax refunds, was $9.5 million compared to net cash used in operations of $(13.6) million for the same period of 2009.

PDI Reports 2010 Second Quarter Financial Results

➢	As of June 30, 2010, the company’s cash equivalents were predominantly invested in U.S. Treasury money market funds and the company had no commercial debt.

Conference Call

As previously announced, PDI will hold a conference call today, to discuss financial and operational results of the second quarter ended June 30, 2010 as follows:

Time: 4:30 PM (ET)

Dial-in numbers: (866) 644-4654 (U.S. and Canada) or (706) 643-1203

Conference ID#: 84398785

Live webcast: www.pdi-inc.com

The teleconference replay will be available three hours after completion through Sunday, August 8, 2010 by dialing (800) 642-1687 (U.S. and Canada) or (706) 645-9291 and entering conference ID# 84398785. The archived webcast will be available for one year on the company’s investor website, www.pdi-inc.com.

About PDI, Inc.
PDI is a leading provider of promotional outsourced services to established and emerging healthcare companies. The company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales and marketing expertise. For more information, please visit the company’s website at www.pdi-inc.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2009, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

PDI Reports 2010 Second Quarter Financial Results

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue, net	$33,523	$16,291	$65,896	$39,822
Cost of services	25,466	9,409	50,893	27,969
Gross profit	8,057	6,882	15,003	11,853

Compensation expense	4,984	5,754	9,977	12,047
Other selling, general and administrative expenses	3,311	4,000	6,954	8,258
Facilities realignment	583	1,810	583	1,810
Total operating expenses	8,878	11,564	17,514	22,115
Operating loss	(821)	(4,682)	(2,511)	(10,262)
Other income, net	2	60	59	163
Loss before income tax	(819)	(4,622)	(2,452)	(10,099)
Provision for income tax	71	213	137	451
Net loss	$(890)	$(4,835)	$(2,589)	$(10,550)

Loss per share of common stock:
Basic	$(0.06)	$(0.34)	$(0.18)	$(0.74)
Diluted	$(0.06)	$(0.34)	$(0.18)	$(0.74)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,289	14,210	14,274	14,216
Diluted	14,289	14,210	14,274	14,216

PDI Reports 2010 Second Quarter Financial Results

Segment Data (Unaudited)
($ in thousands)

	Sales	Marketing	PC
	Services	Services	Services	Eliminations	Consolidated
Three months ended June 30, 2010:
Revenue, net	$30,327	$3,196	$-	$-	$33,523
Gross profit	$6,669	$1,388	$-	$-	$8,057
Gross profit %	22.0%	43.4%	-	NA	24.0%
Three months ended June 30, 2009:
Revenue, net	$13,936	$3,918	$-	$(1,563)	$16,291
Gross profit	$2,323	$1,837	$2,486	$236	$6,882
Gross profit %	16.7%	46.9%	NA	NM	42.2%
Six months ended June 30, 2010:
Revenue	$58,645	$7,251	$-	$-	$65,896
Gross profit	$12,145	$2,858	$-	$-	$15,003
Gross profit %	20.7%	39.4%	-	NA	22.8%
Six months ended June 30, 2009:
Revenue	$34,430	$6,955	$-	$(1,563)	$39,822
Gross profit	$5,962	$3,169	$2,486	$236	$11,853
Gross profit %	17.3%	45.6%	NA	NM	29.8%

NA - Not Applicable
NM - Not Meaningful

Selected Balance Sheet Data (Unaudited)
(in thousands)
	June 30,	December 31,
	2010	2009

Cash and cash equivalents	$80,891	$72,463

Total current assets	$98,960	$96,511
Total current liabilities	29,640	24,880
Working capital	$69,320	$71,631

Total assets	$112,586	$109,776
Total liabilities	$39,522	$34,886
Total stockholders' equity	$73,064	$74,890

Selected Cash Flow Data (Unaudited)
(in thousands)
	June 30,
	2010	2009

Net loss	$(2,589)	$(10,550)
Non-cash items	1,633	3,184
Net change in assets and liabilities	10,432	(6,253)
Net cash provided by (used in) operations	$9,476	$(13,619)

Change in cash and cash equivalents	$8,428	$(13,872)